Exhibit 10.5

March 12, 2025

Eric S. Haynor

Re:	Special Recognition Bonus

Dear Eric:

Purple Innovation, Inc. (“Company”) is pleased to inform you that if a “Change in Control” (as defined below) occurs prior to August 1, 2025 and you remain employed by the Company until the consummation of the Change in Control, your unpaid Special Recognition Bonus of $436,406 set forth in that certain Special Recognition Bonus letter agreement by and between you and the Company dated January 26, 2024 (“Special Recognition Bonus Agreement”) will be paid to you upon the consummation of the Change in Control.

Change in Control means (i) the acquisition by any person or “persons acting as a group” (as defined below) of capital stock of the Company representing more than 50% of the total voting power of outstanding capital stock of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company to a third party; (iii) the consummation of any merger, consolidation, reorganization, or business combination involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company, as applicable, immediately prior to such merger, consolidation, reorganization, or business combination; or (iv) a circumstance in which the Incumbent Directors (as defined below) cease for any reason to constitute a majority of the Board. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Change in Control” if (x) its sole purpose is to change the state of the Company’s incorporation; (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (z) as for (i) above, following the transaction the Company remains publicly traded with a Board consisting of at least 80% “independent directors” (within the meaning of laws and regulations governing the Company) and 80% directors who “beneficially own” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), if any, no more than 15% of the total voting power of outstanding capital stock of the Company. For purposes of this Change in Control definition, “persons acting as a group” shall mean owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock (or assets), or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock (or assets), or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering, or purchase assets of the same corporation at the same time. For purposes of this Change in Control definition, “Incumbent Directors” shall mean for any period of twelve (12) consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the twelve (12)-month period or whose election or nomination for election was previously so approved.

All other terms and conditions of the Special Recognition Bonus and the Special Recognition Bonus remain in full force in effect.

Yours sincerely,

By:	/s/ Robert T. DeMartini
	Robert T. DeMartini, CEO	Date: March 12, 2025